OMI CORPORATION TO CONCENTRATE ON
                     INTERNATIONAL PRODUCT CARRIERS LIMITED


                                                     CONTACT:  FREDRIC S. LONDON
                                                       SENIOR VICE PRESIDENT AND
                                                              GENERAL COUNSEL OF
                                                                 OMI CORPORATION
                                                                  (203) 602-6789

STAMFORD, CONNECTICUT - JUNE 30, 1999 - OMI CORPORATION (OMM:NYSE) ("OMI"), Osprey Maritime Limited and their joint venture marketing pool company International Product Carriers Limited ("IPC") and Heidenreich Marine Ltd. ("Heidmar") announced today that they have not been able to agree upon terms for IPC to combine with OMI and Heidmar's joint venture in Singapore, OMI-Heidmar Shipping LLC ("OMI-Heidmar"). As a result, IPC and OMI-Heidmar will remain separate entities and will potentially be competitors in the Asian product tanker market. OMI will withdraw from OMI-Heidmar at its earliest opportunity. Heidmar intends to change the name of OMI-Heidmar to Heidenreich Marine (Far
East) Inc. upon the withdrawal of OMI. Heidmar will then control four modern product tankers through this subsidiary.

Due to the possible conflict of interest which may result, Per Heidenreich has decided to resign as a director of OMI Corporation. Mr. Craig Stevenson, OMI's Chief Executive Officer, commented that "Per has served OMI ably and loyally as a director and we would have liked for him to remain on the Board. However, we understand and respect his discomfort with the situation." Craig Stevenson and Per Heidenreich together commented that "we are disappointed that we could not reach an agreement, but happy we were able to resolve this issue amicably."

OMI Corporation will remain a participant in the Star Tankers Inc. pool. Craig Stevenson commented "we are confident that Star Tankers Inc. will continue to market our three Panamax tankers effectively."

OMI is a major international shipping company which operates primarily Suezmax crude oil tankers and handysize product carriers. Currently, its fleet comprises 27 vessels aggregating approximately 2.7 million dwt., including two chartered in and three jointly owned. Additionally, the Company has two product carriers on order from a shipyard for delivery in July and September 1999 and one Suezmax for delivery in 2000.

Osprey Maritime Limited is an international energy shipping company which operates a fleet of thirty vessels existing of fifteen product carriers, ten crude oil tankers and five liquefied natural gas (LNG) carriers. An additional LNG newbuilding is scheduled to join the fleet at the end of 1999.

Heidmar has commercial control of 35 tankers between 27,000 dwt. and 90,000 dwt., including 26 Panamax tankers in the Star Tankers Inc. pool. Heidmar, through its offices in Greenwich, CT, USA and Woking, UK, acts as General Agents for Star Tankers Inc. pool.